Monarch Casino Reports 2013 First Quarter Results

RENO, NV -- (Marketwire - April 25, 2013) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, and the Riviera Black Hawk Casino ("Black Hawk") in Black Hawk, Colorado, today announced results for the quarter ended March 31, 2013.

This is the fourth quarterly earnings announcement to include results from the Company's Black Hawk Casino which was acquired on April 26, 2012 (the "Acquisition Date").

                        Three months ended March 31,   Increase/(Decrease)
                        ----------------------------  ---------------------
                             2013           2012            $          %
                        -------------  -------------  ------------  -------
Net revenue
  Atlantis              $  36,048,764  $  34,868,056  $  1,180,708      3.4%
  Black Hawk               11,595,263              -    11,595,263      n/a
                        -------------  -------------  ------------  -------
    Total net revenue   $  47,644,027  $  34,868,056  $ 12,775,971     36.6%
                        =============  =============  ============  =======

Atlantis net revenue for the first quarter of 2013 increased primarily due to higher hotel and food and beverage revenue. Black Hawk net revenue of $11.6 million represents 16.0% growth over the $10.0 million the property generated during the same quarter of the prior year before it was acquired by Monarch.

                      Three months ended March 31,     Increase/(Decrease)
                     -----------------------------   ----------------------
                          2013            2012             $           %
                     -------------   -------------   ------------   -------
Adjusted EBITDA (1)
  Atlantis           $   9,327,000   $   7,818,152   $  1,508,848      19.3%
  Black Hawk             4,016,696               -      4,016,696       n/a
                     -------------   -------------   ------------   -------
                        13,343,696       7,818,152      5,525,544      70.7%
  Corporate and
   other expense        (1,279,487)     (1,247,714)       (31,773)      2.5%
                     -------------   -------------   ------------   -------
    Total Adjusted
     EBITDA          $  12,064,209   $   6,570,438   $  5,493,771      83.6%
                     =============   =============   ============   =======

The Company generated record first quarter Adjusted EBITDA of $12.1 million. Atlantis Adjusted EBITDA growth of 19.3%, or $1.5 million, for the 2013 first quarter was due primarily to higher net revenue combined with lower casino operating expense and lower selling, general and administrative ("SG&A Expense") expenses than the prior year first quarter. For the quarter, Atlantis achieved a flow-through percentage (calculated as the increase in Adjusted EBITDA divided by the increase in net revenue) of 127.8%.

Black Hawk Adjusted EBITDA for the 2013 first quarter of $4.0 million represents 53.8% growth over the $2.6 million Adjusted EBITDA reported for Black Hawk during the same quarter in 2012 before it was acquired by Monarch.

Consolidated Operating Expense:
Casino operating expense as a percentage of casino revenue ("Casino Expense Margin") improved to 37.5% for the first quarter of 2013 compared to 39.9% for the first quarter of the prior year due primarily to lower Atlantis complimentaries expense and the inclusion of Black Hawk which has a lower Casino Expense Margin than Atlantis.

Food and beverage operating expense as a percentage of food and beverage revenue for the 2013 first quarter improved to 42.3% as compared to 44.6% for the 2012 first quarter primarily due to operational efficiencies combined with menu pricing strategies in anticipation of higher commodity costs. Hotel operating expense as a percentage of hotel revenue for the 2013 first quarter improved to 26.4% from 29.6% for the comparable prior year quarter due primarily to higher hotel revenue.

SG&A Expense for the 2013 first quarter increased $2.3 million due primarily to $2.5 million from the Black Hawk operation for which the first quarter of the prior year reflects no expense. The primary drivers of the remaining $200 thousand decrease are lower Atlantis bad debt and utilities expense.

Credit Facility:
During the 2013 first quarter, the Company made net principal payments of $9.3 million reducing the outstanding credit facility to $71.8 million at March 31, 2013. Capital expenditures of $2.4 million in the first quarter of 2013 were funded out of operating cash flow and primarily represent architectural and engineering fees related to the Black Hawk master development plan and costs associated with the redesign and upgrade of the Black Hawk facility.

Interest expense for the 2013 first quarter increased to $566 thousand from $329 thousand for the first quarter of 2012 due to higher amounts of debt outstanding under the credit facility in the 2013 first quarter compared to the 2012 first quarter. The higher outstanding debt was the result of borrowing to fund the Black Hawk acquisition.

John Farahi, Monarch CEO Comment:
Monarch's CEO and Co-Chairman John Farahi commented: "We were very pleased with our first quarter results from both properties. Atlantis Adjusted EBITDA increased by $1.5 million or 19.3% by not only increasing net revenue, but by simultaneously reducing operating expense. I'm very proud of the result produced by our Atlantis team."

Referring to the Company's Black Hawk operation, Mr. Farahi added: "Our Black Hawk team continues to deliver impressive results. Our Black Hawk net revenue and Adjusted EBITDA increased by 16.0% and 53.8%, respectively, over the prior year's first quarter results under prior ownership."

Mr. Farahi continued: "We are in the process of completely redesigning and upgrading the existing Black Hawk facility, and we recently received zoning approval for our expansion plans, subject to certain conditions, from the Black Hawk City Council. The approved master plan, once completed, would nearly double the existing casino space and convert the facility into a full-scale, high end, resort through the addition of a 335 foot hotel tower with 507 guest rooms and suites, a resort quality spa and pool facility, four restaurants, additional bars, associated support facilities and a new ten story parking structure, that together with existing parking, would provide 1,551 parking spaces. Once the detailed design and construction plans are completed, we will finalize the cost estimate and timeline for the expansion project. We expect to announce that estimate and timeline in late 2013."

About Monarch Casino & Resort, Inc. (NASDAQ: MCRI):
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Riviera Black Hawk casino in Black Hawk, Colorado. Black Hawk is approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972. For more Atlantis Casino Resort Spa information, please visit www.atlantiscasino.com or call 800.723.6500. Also see Atlantis on Facebook, www.facebook.com/AtlantisCasinoResortSpa, or on Twitter at @AtlantisCasino.

The Riviera Black Hawk Casino, which opened in 2000, is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, approximately 700 slot machines, 10 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which is zoned for gaming and is master planned for future expansion. For more Riviera Black Hawk information, please visit www.rivierablackhawk.com or call 303.582.1000. Also see Riviera Black Hawk on Facebook, www.facebook.com/RivieraCasino, or on Twitter at @RivieraCasino.

Forward-Looking Information:
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Black Hawk; (iv) integration of Black Hawk; and (v) plans, construction, completion and opening of new and expanded facilities at Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect all forward-looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

(1) "Adjusted EBITDA" - see the separate Reconciliation of Net Income to Adjusted EBITDA. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

                       Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income
                                (Unaudited)

                                                     Three Months Ended
                                                         March 31,
                                                ---------------------------
                                                    2013           2012
                                                ------------   ------------
                                                 (unaudited)    (unaudited)
Revenues
  Casino                                        $ 38,703,346   $ 25,409,520
  Food and beverage                               12,221,987     10,585,794
  Hotel                                            5,311,228      4,368,442
  Other                                            2,329,980      2,137,356
                                                ------------   ------------
    Gross revenues                                58,566,541     42,501,112
Less promotional allowances                      (10,922,514)    (7,633,056)
                                                ------------   ------------
    Net revenues                                  47,644,027     34,868,056
                                                ------------   ------------
Operating expenses
  Casino                                          14,505,785     10,133,551
  Food and beverage                                5,175,661      4,725,753
  Hotel                                            1,403,878      1,295,194
  Other                                              751,643        726,224
  Selling, general and administrative             13,978,711     11,685,381
  Depreciation and amortization                    4,643,435      3,375,084
  Acquisition expense                                      -         74,591
                                                ------------   ------------
    Total operating expenses                      40,459,113     32,015,778
                                                ------------   ------------
    Income from operations                         7,184,914      2,852,278
                                                ------------   ------------
Other expenses
  Interest expense                                  (566,096)      (328,661)
                                                ------------   ------------
    Total other expense                             (566,096)      (328,661)
                                                ------------   ------------
    Income before income taxes                     6,618,818      2,523,617
Provision for income taxes                        (2,356,816)      (882,250)
                                                ------------   ------------
    Net income                                  $  4,262,002   $  1,641,367
                                                ============   ============

Earnings per share of common stock
  Net income
    Basic                                       $       0.26   $       0.10
    Diluted                                     $       0.26   $       0.10

Weighted average number of common shares and
 potential common shares outstanding
    Basic                                         16,147,324     16,138,158
    Diluted                                       16,275,208     16,274,355

                       Monarch Casino & Resort, Inc.
                   Condensed Consolidated Balance Sheets

                                               March 31,      December 31,
                                            --------------   --------------
                                                 2013             2012
                                            --------------   --------------
                                              (unaudited)
ASSETS
Current assets
  Cash and cash equivalents                 $   19,222,894   $   19,043,213
  Receivables, net                               2,240,069        2,456,883
  Inventories                                    2,364,866        2,382,802
  Prepaid expenses                               3,365,919        2,636,422
  Deferred income taxes                          5,425,848        5,425,848
                                            --------------   --------------
    Total current assets                        32,619,596       31,945,168
                                            --------------   --------------
Property and equipment
  Land                                          27,914,847       27,914,847
  Land improvements                              6,561,729        6,561,729
  Buildings                                    150,843,298      150,843,298
  Building improvements                         11,681,100       11,681,100
  Furniture and equipment                      135,341,915      132,946,374
  Leasehold improvements                         1,346,965        1,346,965
                                            --------------   --------------
                                               333,689,854      331,294,313
  Less accumulated depreciation and
   amortization                               (156,823,265)    (152,868,719)
                                            --------------   --------------
    Net property and equipment                 176,866,589      178,425,594
Other assets
    Goodwill                                    25,110,810       25,110,810
    Intangible assets, net                       9,515,803       10,204,691
    Deferred income taxes                        1,214,113        1,214,113
    Other assets, net                            1,143,300        1,219,579
                                            --------------   --------------
  Total other assets                            36,984,026       37,749,193
                                            --------------   --------------
    Total assets                            $  246,470,211   $  248,119,955
                                            ==============   ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                          $    8,351,876   $    8,061,570
  Accrued expenses                              18,541,466       17,836,194
  Income taxes payable                           2,431,217          274,401
                                            --------------   --------------
    Total current liabilities                   29,324,559       26,172,165
Long-term debt                                  71,800,000       81,100,000
                                            --------------   --------------
    Total liabilities                          101,124,559      107,272,165
                                            --------------   --------------

Stockholders' equity
  Preferred stock, $.01 par value,
   10,000,000 shares authorized; none
   issued                                                -                -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued;16,147,324 outstanding at March
   31, 2013 and December 31, 2012                  190,963          190,963
  Additional paid-in capital                    34,599,550       34,363,690
  Treasury stock, 2,948,976 shares at
   March 31, 2013 and December 31, 2012,
   at cost                                     (48,306,046)     (48,306,046)
  Retained earnings                            158,861,185      154,599,183
                                            --------------   --------------
    Total stockholders' equity                 145,345,652      140,847,790
                                            --------------   --------------
  Total liability and stockholder's equity  $  246,470,211   $  248,119,955
                                            ==============   ==============

                       Monarch Casino & Resort, Inc.
            Reconciliation of Adjusted EBITDA (1) to Net Income
                                 (Unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA(1), a non-GAAP financial measure, to net income, a GAAP financial measure.

                                               Three months ended March 31,
                                              -----------------------------
                                                   2013            2012
                                              -------------   -------------
Adjusted EBITDA (1)
    Atlantis                                  $   9,327,000   $   7,818,152
    Black Hawk (a)                                4,016,696               -
                                              -------------   -------------
                                                 13,343,696       7,818,152
    Corporate and other expense                  (1,279,487)     (1,247,714)
                                              -------------   -------------
      Total Adjusted EBITDA                   $  12,064,209   $   6,570,438

Expenses
  Stock based compensation                         (235,860)       (268,485)
  Depreciation and amortization                  (4,643,435)     (3,375,084)
  Acquisition expense                                     -         (74,591)
  Interest expense                                 (566,096)       (328,661)
  Provision for income taxes                     (2,356,816)       (882,250)
                                              -------------   -------------
      Net income                              $   4,262,002   $   1,641,367
                                              =============   =============

(a) We acquired Riviera Black Hawk Casino on April 26, 2012.

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com

For additional information visit Monarch's website at MonarchCasino.com